UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

[Missing Graphic Reference]

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2011

National Datacomputer, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15585	04-2942832
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

19B Crosby Drive Bedford, Massachusetts 01730	781-275-1786
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  o            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  o            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  o            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01, 2.01, and 2.04.  Entry into a Material Definitive Agreement; Completion of Acquisition or Disposition of Assets, and Triggering Events that Accelerate or Increase a Direct Financial Obligation.

Asset Purchase Agreement and Amendment to Distribution Agreement

Due to the Company’s inability to meet its financial obligations and the impending loss of a critical distribution agreement granting the Company the right to distribute certain products, the Company’s secured lenders (the “Secured Parties”) acting upon an event of default, sold certain of the Company’s assets (other than cash and accounts receivable) (the “Asset Sale”), to Micronet, Ltd. (“Micronet”), an unaffiliated corporation pursuant to the terms of an asset purchase agreement between the Secured Parties and Micronet dated January 10, 2010 (the “Asset Purchase Agreement”).  In order to induce Micronet to enter into the agreement, the Company also provided certain representations and warranties regarding certain business matters.   The terms of the Secured Parties’ security interests in the Company’s assets are set forth in the Form 8-K filed by the Company on June 8, 2010 and  the Form 8-K filed on July 20, 2010.

The purchase price for the assets is (a) $50,000 payable at closing and  (b) an additional amount pursuant to the following terms (the “Additional Consideration”): Micronet shall pay an aggregate amount which equals to 25% of the Net Profit Before Tax of the Micronet's subsidiary, Micronet Mobile Technologies, Inc. (the "US Subsidiary") made during the calendar year 2011 as a result of its RouteRiderLE operations in the US.   $40,000 of the initial $50,000 shall be considered as an advance payment on account of the Additional Consideration, and will be deducted from the first quarterly Additional Consideration payments. For the purpose of calculating the Additional Consideration, Micronet hereby agrees that during the year 2011, it shall charge the US Subsidiary only 35% of the license and maintenance revenues of the US Subsidiary, regardless of the amount actually charged. Such charge will be considered as an expense in the RouteRiderLE US Subsidiary operation for the purpose of calculating the Net Profit Before Tax.  The Additional Consideration shall be paid quarterly, within sixty (60) of the end of each quarter. Calculations of the Additional Consideration will be made on a yearly accumulative basis.  Micronet shall allow the Secured Parties, NDI and its shareholders, at NDI's expense and subject to the execution of confidentiality agreements with Micronet, access to Micronet and the US Subsidiary's quarterly and annual financial reports for the year 2011. If NDI or any of its shareholders, directors, officers or employees bring any action against Micronet other than for the enforcement of this Agreement or for damages for its breach, NDI shall not be entitled to the Additional Consideration, until such time that such action is finally adjudicated or settled.

The initial $50,000 payment was used to pay accrued salaries and payroll taxes, sums due certain creditors  and for other expenses of the transaction.  Any additional proceeds, if any, to be received under the Asset Purchase Agreement, will be used first to pay sums due to the Secured Parties, which, as of December 31, 2010 totaled $237,979.  Interest on sums due the Secured Parties accrues interest at the rate of 7.0% per annum.  If there are any additional proceeds, the Company currently intends for such proceeds to be used to pay other obligations to creditors.  It is not anticipated that there will be additional proceeds from the Asset Sale for distribution to stockholders.

The foregoing description of the Asset Sale does not purport to be a complete statement of the parties’ rights under the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed with the this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Current Report (as well as information included in oral statements or other written statements made or to be made by executive officers or directors of the Company) contains statements that are forward-looking, such as expectations about the proposed Asset Sale and the Purchase Agreement, the retention of the net cash proceeds by the Company, and the ability of the Company to obtain additional funding to continue operations or find a purchaser for its remaining assets. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the risk that the Company’s stockholders do not approve the Purchase Agreement, the risk that the proposed Asset Sale is not closed, and the risk that the Company does not obtain additional funding to continue operations or find a purchaser for its remaining assets. For more information, review the Company’s filings with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Asset Purchase Agreement dated January 10, 2011 by and among the Registrant, the Secured Parties named therein and Micronet, Ltd.*

*Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Datacomputer, Inc.

January 12, 2011	By:	/s/ Bruna S. Bucacci

Name: Bruna S. Bucacci
Title: President and Chief Executive Officer